Exhibit 99.1

Versartis Reports Second Quarter 2016 Financial Results

Enrollment to be Complete by Mid-August in the Phase 3 VELOCITY Trial for Pediatric GHD; Data Expected Q3 2017

Menlo Park, Calif., July 28, 2016 – Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today announced financial results for the second quarter ended June 30, 2016 and provided an update on its clinical development programs.

“We are approaching an important milestone in the somavaratan development program with the completion of enrollment in the pediatric Phase 3 VELOCITY trial expected by mid-August,” said Jay Shepard, Versartis’ Chief Executive Officer. “We remain focused on successfully completing the trial in Q3 2017 and beginning preparations toward a potential BLA filing in Q1 2018. We also completed enrollment in our Phase 2 VITAL trial of somavaratan in adult patients with GHD during the second quarter, and a preliminary review of data to date have guided us toward a twice-monthly dosing strategy in adult GHD going forward. We expect top-line results from that trial later this year. Overall, this is an exciting time for Versartis, as we believe that twice-monthly somavaratan has significant potential to positively impact the lives of children and adults with GHD.”

Corporate Highlights & Milestones

•	Somavaratan Pediatric GHD Development Program

•	Patient enrollment is expected to conclude by mid-August 2016 in the Phase 3 VELOCITY trial in the US, Canada and Europe. Patients will continue to be followed for the primary trial endpoint of height velocity at 12 months, as well as secondary endpoints.

•	Enrollment of the VELOCITY trial will be complete with ~115 patients. This sample size provides greater than 90% power to demonstrate non-inferiority of somavaratan compared to daily rhGH. Versartis has confirmed the size of the trial with the FDA.

•	Patients completing the VELOCITY trial will have the opportunity to transition to the ongoing Pediatric Extension Study of somavaratan. The Extension Study was initiated in 2014 for patients who had participated in the Phase 2 VERTICAL trial of somavaratan in pediatric GHD, and Versartis reported two-year safety and efficacy data from these Extension Study patients during the Endocrine Society Annual Meeting in Q2 2016.

•	Somavaratan Adult GHD Development Program

•	Enrollment in VITAL, the Phase 2 safety and dose finding trial, was completed during Q2 2016. Thirty-six patients were enrolled and treated monthly with somavaratan.

•	The trial objectives were to understand the dose and schedule of somavaratan in various adult populations. Based on initial findings from the study, the Company believes these objectives have been satisfied, as the population, starting dose and dosing regimen (twice-monthly) have now been identified for a Phase 3 trial in adult GHD.

•	No serious or clinically meaningful related AEs were observed.

•	Patients completing the VITAL trial will have the opportunity to transition to the ongoing Adult Extension Study of somavaratan.

•	Autoinjector Supply Agreement

•	On May 27, 2016, Versartis entered into a Manufacture and Supply Agreement with Owen Mumford Limited, a leading medical device manufacturer who will supply a proprietary disposable auto-injector device for somavaratan.

Anticipated Milestones and Other Key Events

•	Top-line data from the adult Phase 2 VITAL trial during the second half of 2016.

•	Transition of J14VR5 Japanese trial of somavaratan in pediatric GHD from Phase 2 to Phase 3 during the second half of 2016.

•	Top-line data from the pediatric Phase 3 VELOCITY trial in Q3 2017.

Second Quarter 2016 Financial Results

For the second quarter ended June 30, 2016, Versartis reported a net loss of approximately $22.1 million, or $0.75 per share, basic and diluted, compared to a net loss for the quarter ended June 30, 2015 of $19.7 million, or $0.67 per share, basic and diluted.

Total operating expenses for the quarter ended June 30, 2016 were $22.3 million compared to $19.5 million for the quarter ended June 30, 2015.

Research and development (R&D) expenses for the quarter ended June 30, 2016 were $16.4 million, compared to $11.9 million for the quarter ended June 30, 2015. The increase in R&D expenses was primarily due to an increase in manufacturing and clinical costs to support our ongoing Phase 2 and 3 clinical trials for somavaratan, including our Phase 3 VELOCITY pediatric trial, our Phase 2 VITAL adult trial and our Phase 2/3 pediatric GHD trial in Japan.

General and administrative (G&A) expenses were $5.9 million for the quarter ended June 30, 2016, compared to $7.6 million for the quarter ended June 30, 2015. The decrease in G&A expenses was primarily due to a one-time non-recurring expense of $2.4 million associated with our CEO transition in May 2015, partially offset by additional fees related to consulting and professional services to support our continued growth.

Total operating expenses for the six months ended June 30, 2016 were $46.4 million compared to $41.8 million for the six months ended June 30, 2015. R&D expenses for the six months ended June 30, 2016 were $34.6 million, compared with $29.0 million for the six months ended June 30, 2015, reflecting the increase in manufacturing and clinical costs to support our ongoing Phase 2 and 3 clinical trials for somavaratan noted above. G&A expenses were $11.8 million for the six months ended June 30, 2016, compared to $12.7 million for the six months ended June 30, 2015.

The decrease in G&A expenses was primarily due to the one-time non-recurring expense of $2.4 million associated with our CEO transition in May 2015, partially offset by additional fees related to consulting and professional services to support our continued growth.

Total operating expenses for the quarter ended June 30, 2016 include non-cash stock-based compensation expense of $3.0 million compared to $4.2 million of non-cash stock-based compensation expense for the quarter ended June 30, 2015. For the six months ended June 30, 2016, operating expenses include $5.4 million of non-cash stock-based compensation expense compared to $6.2 million for the six-months ended June 30, 2015. The three- and six-month periods ended June 30, 2015 include a one-time non-recurring stock-based compensation charge of $2.0 million associated with the CEO transition.

Cash and cash equivalents were $137.5 million as of June 30, 2016.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone in late-stage clinical trials for the treatment of GHD in children and adults. Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. For more information on Versartis and Versartis sponsored clinical trials, visit www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new molecular entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which are on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Corporate & Investors:

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Corporate Communications:

Christine Labaree

Evergreen Communications

(650) 600-1697

christine@evergreencomms.com

Investors:

Nick Laudico/David Burke

The Ruth Group

(646) 536-7030/7009

nlaudico@theruthgroup.com

dburke@theruthgroup.com

Versartis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating expenses
Research and development	$16,397	$11,940	$34,589	$29,040
General and administrative	5,909	7,556	11,823	12,737

Total operating expenses	22,306	19,496	46,412	41,777

Loss from operations	(22,306)	(19,496)	(46,412)	(41,777)
Interest income	129	65	234	114
Other income (expense), net	59	(236)	(171)	(10)

Net loss	(22,118)	(19,667)	(46,349)	(41,673)

Net loss per share- basic and diluted	$(0.75)	$(0.67)	$(1.57)	$(1.60)

Weighted-average common shares used to compute basic and diluted net loss per share	29,489	29,293	29,455	26,035

Versartis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$137,497	$182,069
Other assets	6,679	3,258

Total assets	$144,176	$185,327

Liabilities and stockholders’ equity:
Liabilities	$8,435	$8,827
Total stockholders’ equity	135,741	176,500

Total liabilities and stockholders’ equity	$144,176	$185,327